Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION OF

UNIVERSAL TANNING VENTURES, INC.

It is hereby certified that:

1.	The name of the corporation (hereinafter called the “Corporation”) is Universal Tanning Ventures, Inc.

2.	The certificate of incorporation of the Corporation is hereby amended by striking out the paragraph entitled “FIRST” thereof , and by substituting in lieu of said paragraph the following new paragraph:

“FIRST. The name of the corporation is Universal Energy Corp.”

3.	The certificate of incorporation of the Corporation is hereby amended by striking out the paragraph entitled “Fourth” thereof, and by substituting in lieu of said paragraph the following new paragraph:

“FOURTH: The total number of shares of stock which the corporation is authorized to issue is 250,000,000 shares of Common Stock having a par value of $0.0001 per share.

4.	The amendment of the certificate of incorporation herein certified has been duly proposed, adopted and approved, in accordance with the provisions of Section 242, 141 and 228 of the General Corporation Law of the State of Delaware, by written consent of the directors and stockholders of the Corporation each dated May 21, 2006. The number of votes cast in favor of the foregoing amendment by the stockholders was sufficient for approval of the amendment.

IN WITNESS WHEREOF the undersigned hereby submits this Certificate of Amendment to the Articles of Incorporation and affirms the same as true under penalties of perjury this 23rd day of June, 2006.

/s/ Glen Woods
Glen Woods, President